Exhibit 99.1

February 24, 2004

CHESAPEAKE CORPORATION BOARD NOMINATES FOWDEN

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) announced today that its Board of Directors has nominated Jeremy S.G. Fowden, Executive Board Member and Zone President Europe of Interbrew, SA, for election by the corporation's stockholders as a director of Chesapeake at the annual stockholder meeting April 28, 2004. Interbrew is a Belgian-based international manufacturer, producer and brand owner of beers and lagers.

Dr. Frank S. Royal, the chairman of the corporation's Corporate Governance and Nominating Committee, said, "Our committee was pleased to recommend the nomination of Jerry Fowden. With most of our business in Europe, his marketing experience in Europe with branded products will be a valuable addition to our board."

Prior to joining Interbrew in 2001, Mr. Fowden was an executive and main board director of Rank Group, PLC, a British leisure and gaming company. He is a British citizen and currently lives in Belgium. Mr. Fowden is a member of the Chartered Institute of Marketing and a Freeman of the City of London.

Chesapeake's Board of Directors today accepted with regret the resignation of James E. Rogers as a director of the corporation. Mr. Rogers joined Chesapeake's board in 1999. He resigned to avoid potential issues related to increasing business competition between Chesapeake and other companies on whose boards he serves.

Thomas H. Johnson, Chesapeake's chairman, president & chief executive officer, said, "We are sorry to lose Jim Rogers as a director of Chesapeake. His extensive background in the packaging industry has been helpful to us in our transition into specialty packaging businesses."

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide. The company's website address is www.cskcorp.com.

In connection with Chesapeake's 2004 annual stockholder meeting, including the solicitation of proxies for the election of directors, Chesapeake intends to file a proxy statement and other materials with the Securities and Exchange Commission. Security holders are urged to read the proxy statement and these other materials when they become available because they will contain important information. Security holders may obtain a free copy of the proxy statement and these other materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning Chesapeake, at the Securities and Exchange Commission website at www.sec.gov. Chesapeake and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the election of directors at Chesapeake's 2004 annual stockholder meeting. Information regarding such directors and executive officers is included in the proxy statement for Chesapeake's 2003 annual stockholder meeting filed with the Securities and Exchange Commission on March 21, 2003 and Chesapeake's Annual Report on Form 10-K for the fiscal year ended December 29, 2002. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement for Chesapeake's 2004 annual stockholder meeting and in Chesapeake's Annual Report on Form 10-K for the fiscal year ended December 28, 2003.